REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees and Shareholders of Met Investors Series Trust
In planning and performing our audit of the
 financial statements of Met Investors Series Trust the Trust comprised of MetPutnam Capital
Opportunities Portfolio, PIMCO Total Return
Portfolio, Money Market Portfolio formerly
Pimco Money Market Portfolio, PIMCO PEA
Innovation Portfolio formerly Pimco Innovation
 Portfolio, Lord Abbett Growth  Income
Portfolio, Lord Abbett Bond Debenture Portfolio,
Lord Abbett MidCap Value Portfolio, Lord
Abbett Growth Opportunities Portfolio, MFS Research
 International Portfolio, T. Rowe Price
Mid Cap Growth Portfolio, Janus Aggressive
 Growth Portfolio, Oppenheimer Capital
Appreciation Portfolio, MetAim Small Cap
 Growth Portfolio, MetAim MidCap Core Equity
Portfolio, Harris Oakmark International Portfolio,
 Third Avenue Small Cap Value Portfolio,
Lord Abbett Americas Value Portfolio,
-Cap Value Portfolio, Neuberger Berman Real Estate
Portfolio, MetLife Defensive Strategy
 Portfolio, MetLife Moderate Strategy Portfolio, MetLife
Balanced Strategy Portfolio, MetLife
Growth Strategy Portfolio, and MetLife
Aggressive
Strategy Portfolio,
each a Portfolio
and collectively, the Portfolios, for the year ended
December 31, 2004 on which we have issued our report dated February 14, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form and not to provide assurance on the Trusts internal control.

The management of the Trust are responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and
 judgments by management are required to assess the expected benefits and related costs of controls.
  Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United
States of America.  Those controls include the
 safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trusts internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public
 Company
Accounting Oversight Board United States.
  A material weakness is a condition in which the design or operation of one or more of the ements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Trusts internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the Trustees and Shareholders of Met Investors Series Trust, and the
 Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




Deloitte & Touche LLP
Boston, Massachusetts
February 14, 2005